EXHIBIT 99




JAMES B SHERWOOD STEPS DOWN FROM SEA CONTAINERS.  ROBERT M
RIGGS IS APPOINTED CHAIRMAN.

Hamilton, Bermuda, March 21, 2006. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) announced today that its founder and Chairman, Mr James B Sherwood, has retired from the company's board and all subsidiaries and affiliates of the company with effect from March 20, 2006.

Mr Sherwood, 72, founded Sea Containers in 1965 and served as the company's President and Chief Executive Officer until October, 2005 when he was hospitalized. He assumed the chair upon his return to work in December, 2005 and played an active role in recruiting a new President and Chief Executive Officer, Mr Robert MacKenzie, who joined at the beginning of January 2006.

During the months of January, February and March, 2006 Mr Sherwood sought to arrange a smooth transition of duties to Mr MacKenzie, a process which is now complete.

In announcing his retirement Mr Sherwood said "It is, of course, difficult for me to sever links with the company I founded and managed for so many years. I also serve as Chairman in an executive capacity of Orient-Express Hotels Ltd., a company which formerly was a subsidiary of Sea Containers. In November, 2005 Sea Containers successfully sold its remaining 25% shareholding in Orient-Express Hotels which has necessitated a complete separation of the two


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companies. The demands on my time from Orient-Express Hotels have been increasing as that company rapidly expands, and it became clear that I could not continue to serve both it and Sea Containers effectively, especially in light of my age and health.

"Sea Containers faces a number of challenges at present and I have found the demands on the chairmanship to be heavy, reinforcing my decision to step down. Mr Robert M Riggs, 72, a director of Sea Containers for 30 years, has agreed to assume the chair in my place. He has served on the board of managers of GE SeaCo, the company's joint venture with GE Capital, for a number of years. Mr Riggs has had a long career as partner in the respected Wall Street legal firm of Carter, Ledyard & Milburn.

Mr Sherwood said that another reason for his decision to step down was that the new management team was bound to have different views on the conduct of the company's affairs and he wanted to ensure they had free rein to solve problems and grow the business.

He thanked all the officers and staff who had shown dedication to him and the company over so many years.